UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 14, 2009

PARKWAY PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

                 Maryland                                        1-11533                                      74-2123597

    (State or Other Jurisdiction             (Commission File Number)                      (IRS Employer

           of Incorporation)                                                                                 Identification No.)

One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, MS 39225-4647

(Address of Principal Executive Offices, including zip code)

(601) 948-4091

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Program for Non-Employee Directors

On May 14, 2009, the Company’s Board of Directors approved a revised compensation program for the non-employee directors effective July 1, 2009.  Under the revised non-employee director compensation program, each non-employee director will be paid an annual retainer of $75,000. For the year beginning July 1, 2009 and ending June 30, 2010, the annual retainer will be paid by (i) the issuance of 600 shares of the Company's common stock pursuant to the Company's 2001 non-employee Directors Equity Compensation Plan, as amended (valued as of the May 14, 2009 grant date at a total of $8,442) and (ii) quarterly payments of $16,639.50 in cash.  At the 2010 Annual Meeting, the Company will ask its stockholders to approve a plan under which the $75,000 annual retainer will be paid 50% in cash and 50% in common stock of the Company. The chairperson of the Audit Committee will continue to receive an annual cash retainer of $15,000, and the chairperson of each of the other committees will now receive an annual cash retainer of $7,500.

Each non-employee director will continue to be paid $1,500 for each Board meeting attended.  The Audit Committee chairperson will continue to receive $2,000 for each Audit Committee meeting attended, and other members of the Audit Committee will continue to receive $1,500 for each Audit Committee meeting attended.  Members of all other committees will receive $1,000 for each meeting attended.  In each case, the non-employee director will be reimbursed for his or her expenses in connection with attendance at each meeting.  No other changes were made to non-employee director compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    May 20, 2009

PARKWAY PROPERTIES, INC.

                                                                        By: /s/ Mandy M. Pope

Mandy M. Pope

Senior Vice President, Controller and

Chief Accounting Officer

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